Exhibit 2.3
EXECUTION VERSION
AMENDMENT NO. 2 TO PURCHASE AND SALE AGREEMENT
Reference is made to the Purchase and Sale Agreement dated as of July 23, 2010 (the “Purchase Agreement”), by and among OFS Holdings, LLC, a Delaware limited liability company (“OFS Holdings”), OFS Energy Services, LLC, a Delaware limited liability company (“OFS ES”, and together with OFS Holdings, “Sellers”), Key Energy Services, Inc., a Maryland corporation (“Key”), and Key Energy Services, LLC, a Texas limited liability company (“Key Texas”, and together with Key, “Buyers”), as amended by Amendment No. 1 to Purchase and Sale Agreement, dated August 27, 2010. Capitalized terms used but not defined herein have the meaning set forth in the Purchase Agreement.
WHEREAS, Sellers and Buyers desire to amend the Purchase Agreement as set forth herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree to amend the Purchase Agreement and otherwise agree as follows:
1. Amendments.
a. The definition of “General Basket Amount” is hereby amended and restated in its entirety to read as follows:
“General Basket Amount” means an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000).
b. Subject to the fulfillment or waiver of the conditions set forth in Section 6.2 and Section 6.3 of the Purchase Agreement and the performance by Buyers of the obligations set forth in Section 2.5(b) of the Purchase Agreement, the last sentence of Section 6.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
The Closing is deemed to take place effective as of 11:59 p.m. Central time on September 30, 2010.
c. Section 7.2(a)(viii) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:
(viii) any Environmental Condition or SWD Defect identified by Buyers pursuant to Section 5.1(d), as set forth on Schedule 7.2(a)(viii) (which matters shall not be duplicative of the Specified Pre-Signing Environmental Matters and which schedule shall be delivered to Sellers by Buyers not less than three (3) business days prior to Closing) (the “Specified Pre-Closing Environmental Matters”), (A) to the extent of Indemnifiable Damages necessary to address the Remedial Action for such Environmental Condition or SWD Defect and (B) without duplication of Indemnifiable Damages under the previous clause (A), to the extent of Indemnifiable Damages with respect to any Third Party Claims relating to such Environmental Condition or SWD Defect;

d. Exhibit 2.5(a)-1 to Schedule 2.5(a)-1 to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Annex A attached hereto.
e. Exhibit 2.5(a)-2 to Schedule 2.5(a)-2 to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Annex B attached hereto.
f. Item number 6 of Schedule 6.2(d) to the Purchase Agreement is hereby deleted in its entirety.
2. Consents.
a. Pursuant to Section 5.4 of the Purchase Agreement, Buyers hereby consent to the implementation of a salary increase of $15,200 per year for Michael Fenton, an employee of Davis Vacuum Services, L.P., effective as of September 5, 2010.
b. Pursuant to Section 5.4 of the Purchase Agreement, Buyers hereby consent to the implementation of a salary increase of $4,800 per year for James Copeland, an employee of Davis Vacuum Services, L.P., effective as of September 5, 2010.
c. Pursuant to Section 5.4 of the Purchase Agreement, Buyers hereby consent to the Subsidiaries’ determination that the persons listed in Annex C hereto shall be entitled to performance bonuses for the period from January 1, 2010 to September 30, 2010 in the amounts set forth next to each such persons named, and that said bonuses are to be paid by the Subsidiaries on or after January 1, 2011 and on or before January 15, 2011.
3. No Further Amendments. Except as amended hereby, the Purchase Agreement shall remain unchanged and all provisions thereof shall remain fully effective among the parties.
4. Incorporation of Certain Provisions by Reference. The provisions of Section 9.2 of the Purchase Agreement captioned “Governing Law” and Section 9.11 of the Purchase Agreement captioned “Waiver of Jury Trial” are incorporated herein by reference for all purposes.
5. Counterparts. This Amendment No. 2 may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and originals or facsimile counterparts thereof have been delivered to the other party.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 2 has been executed and delivered by or on behalf of the parties as of this 30th day of September, 2010.

SELLERS: OFS HOLDINGS, LLC
By:	/s/ Daniel R. Revers
	Name:	Daniel R. Revers
	Title:	Chairman

OFS ENERGY SERVICES, LLC
By:	/s/ Daniel R. Revers
	Name:	Daniel R. Revers
	Title:	Chairman

BUYERS: KEY ENERGY SERVICES, INC.
By:	/s/ J. Marshall Dodson
	Name:	J. Marshall Dodson
	Title:	Vice President and Treasurer

KEY ENERGY SERVICES, LLC
By:	/s/ J. Marshall Dodson
	Name:	J. Marshall Dodson
	Title:	Vice President and Treasurer

[Signature page to Amendment No. 2 to Purchase and Sale Agreement]